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                         COMPENSATION PLAN AND AGREEMENT


     This Agreement is made as of the 1st day of January 1999, by Box Hill Systems Corp., a New York Corporation, with offices at 161 Avenue of the Americas, New York, N.Y. 10003 ("BH") and Philip Black, individually, residing at 15 Cornel Drive, Goldens Bridge, NY 10526 ("PB").

     BH and PB each recognize that:

     BH is in the business of providing a variety of unique products and services to its clients and PB is an individual with unique executive management capabilities;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set out below, and as an integral part of the terms of PB's employment with BH, PB and BH, intending to be legally bound, agree as follows:

I.   POSITION & APPLICATION OF AGREEMENT

     PB is hired by BH, subject to the terms and conditions of this Agreement, as the Chief Executive Officer ("CEO") of BH. This Agreement will remain in effect unless terminated in accordance with its terms.

     PB is an Employee At Will of BH and PB's employment with BH may be terminated by PB or BH in accordance with the provisions hereof.

     PB's position may be changed by BH, at its option, from time to time, upon 30 days prior written notice to PB. Any change of position of PB effected by BH and not voluntarily accepted by PB, shall be treated as a termination of PB for "Convenience" and without "Cause" by BH, as provided for by the termination provisions of this Agreement.

     PB shall devote his full time and attention to his position with BH.

     PB shall work at the direction of the Board of Directors of BH. PB will be a member of the Executive Committee established by the Board of Directors of BH.

     PB will perform such work, as is consistent and commensurate with PB's position and will make all best efforts to properly discharge all of PB's performance obligations under this Agreement.

     PB has been requested by BH to serve as a member of the Board of Directors of BH. PB has agreed to accept such appointment without additional compensation.

     BH's entire obligation and liability to PB is established by this Agreement unless limited by applicable


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law.

     PB understands that certain provisions of this Agreement will continue to apply to PB and will continue to bind PB following the termination of this Agreement, for any reason whatsoever.

II.  WARRANTIES & REPRESENTATIONS OF PB

     PB warrants and represents to BH that he has fully disclosed to BH all information which would influence BH's decision to enter into this Agreement with PB and that he is not subject to any claims, actions, proceedings, obligations, or liabilities which PB has not fully disclosed to BH.

     PB warrants and represents to BH that he has fully investigated and explored the opportunities and risks presented by this Agreement and that he is not entering into this Agreement on the basis of any promise or commitment not expressly set forth herein.

     PB warrants and represents to BH that he fully understands and agrees that BH may enter into understandings and agreements with other parties for other positions which may be similar, or different from those as established hereby and nothing in this Agreement or otherwise shall restrict BH from entering into such understandings or agreements.

     PB warrants and represents to BH that he is free to enter into this Agreement and that he is not subject to any restrictions or limitations of any form, irrespective of whether such have been enforced.

III. RESTRICTIONS ON PB

     Without limiting the applicability of the other provisions hereof, the following restrictions apply to PB while this Agreement is in effect:

     PB may not offer, promise, give, assign, or pay any portion or all of his compensation to any other individual or entity without the prior approval of BH.

     While actively employed by BH, PB shall not, without the written consent of the Board of Directors of BH, participate directly in any business activity that is competitive with the current business of BH.

     PB agrees that he is subject to a code of ethical conduct and all applicable laws, regulations and rules and shall perform the work under this Agreement in accordance with all applicable laws, regulations and rules and ethical standards.

IV.  COMPENSATION & TAXES

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     Compensation shall be payable by BH to PB, as described in Attachment A.

     PB shall only be entitled to compensation for and during the time in which this Agreement is in effect, except as otherwise expressly provided for herein.

     PB is responsible for all taxes, duties, or similar charges arising out of compensation paid by BH to PB under this Agreement or any other benefits provided by BH to PB under this Agreement, including, the grant by BH to PB of any stock options as to the stock of BH.

V.   INTELLECTUAL PROPERTY RIGHTS

     PB does hereby assign and grant to BH the entire right, title and interest of PB, in and to, any work PB furnishes or produces or which results from this Agreement (whether or not copyrightable or patentable) irrespective if such work is conceived or first actually reduced to practice in the course of performance of this Agreement.

     PB does hereby assign and grant to BH the entire right, title and interest of PB in and to all ideas, concepts, know-how, inventions, improvements, discoveries or other intellectual property, (whether or not copyrightable or patentable), conceived or first actually reduced to practice in the course of performance of this Agreement.

     PB will, without charge to BH and at BH's request execute such documents and instruments, including, but not limited to, an assignment of title, to reflect the foregoing.

VI.  CONFIDENTIALITY

     PB expressly covenants and agrees that he will not at any time, whether during the term of employment hereunder or thereafter, unless expressly permitted to do so by BH, reveal or disclose to any firm, person, or entity, nor permit to be revealed or disclosed, any confidential information or data concerning, BH's business, finances, products and services or the business, finances, products and services of BH's clients, suppliers, employees and subcontracts, nor shall PB, directly or indirectly, use any such information, except, as expressly permitted to do so by BH. Except where information is in the public domain, PB specifically acknowledges and agrees that information and data regarding computer hardware, computer software programs, systems developed or improved by BH personnel, the identity of BH's actual and potential clients and client representatives and contacts, the nature of the products or services provided by BH and the prices charged


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therefore, the identities of BH's actual and prospective employees, suppliers and subcontractors, and the specific skills possessed by BH's actual and prospective employees, suppliers and subcontractors are to be treated as confidential and proprietary, and that such information and data constitute BH trade secrets or are otherwise confidential and proprietary to BH.

     Upon termination, PB agrees not to, directly or indirectly, use for any purposes whatsoever such confidential information and data and that PB will continue to protect such confidential information and data from disclosure to any other party.

     Upon termination, PB agrees to promptly deliver to BH all materials or property in his possession or control belonging to BH, or its clients, suppliers and subcontractors, in any and all forms, and any and all copies thereof, including, but not limited to, any and all sales information, files and reports, data bases, telephone directories, manuals, procedures, visual aids, customer lists, correspondence and any other material and property relating to the business of BH, or its clients suppliers and subcontractors.

     PB shall not divulge or furnish to BH or any third party with whom PB may be in contact with as a result of this Agreement, any information or data which PB does not have the right to divulge or furnish and PB shall not infringe upon any property right of BH or any third party in the performance of this Agreement.

VII. TERMINATION

     BH may terminate this Agreement and PB's employment hereunder for "Cause", arising from PB's substantial and material breach of this Agreement or any other reason constituting "Cause" as established by applicable law, upon written notice to PB.

     PB may terminate this Agreement and PB's employment hereunder, for "Cause", upon written notice to BH, arising from BH's substantial and material breach of this Agreement.

     BH may terminate this Agreement and PB's employment hereunder, for "Convenience" and without "Cause", at any time, upon 30 days prior written notice to PB.

     PB may terminate this Agreement and PB's employment hereunder, for "Convenience" and without "Cause", at any time, upon 30 days prior written notice to the BH.

     In the event of termination of PB by BH for "Cause" as provided for above or if PB terminates this Agreement for "Convenience" and without "Cause", PB shall only be entitled to compensation actually earned

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by PB, as of the effective date of termination. Compensation for purposes of this paragraph and the next paragraph means salary earned by PB as of the effective date of termination plus commission and bonus on positive revenue and profits as of the effective date of termination, plus any other earnings accrued to the effective date of termination pursuant to Attachment A hereto.

     In the event of termination by PB for "Cause" as provided for above or if BH terminates this Agreement for "Convenience" and without "Cause", provided PB observes all the other provisions of this Agreement including, the confidentiality, non-interference and non-competition provisions of this Agreement, PB shall be entitled to the compensation as specified in the preceding paragraph plus Severance Compensation. Severance Compensation for purposes of this paragraph shall mean PB's base salary for the four quarters prior to the effective date of termination plus an amount equal to the commissions and bonus on positive revenue and profits earned during the prior four quarters plus any other earnings accrued to the effective date of termination pursuant to Attachment A hereto. Severance Compensation (except as to the commission component thereof) is payable in installments over the year subsequent to the effective date of termination in the same manner as remuneration is paid by BH. The commission component of the Severance Compensation is payable at the end of the month following the month during which the commissions were earned. During any period of time that severance payments are being made and that PB is not otherwise employed, all fringe benefits provided for in Attachment A shall be maintained and provided to PB at the expense of BH. PB acknowledges that certain companies are direct competitors of BH ("Competitors"), including but not limited to: Andataco, Artecon, EMC, Data General-Clariion, Compaq, Dell, Ciprico, IBM, MTI, Hewlett Packard, Sun, Data Link, Cranel, Vanguard, Raid Power, StorageTek and any successors thereto. If the circumstances of PB's termination otherwise entitle PB to Severance Compensation, as set forth in Section VII, and if PB chooses to be employed by any Competitors during the year-long period that PB would otherwise receive Severance Compensation, PB agrees he shall not receive and shall forfeit Severance Compensation, including benefits, for any period during which his employment with a Competitor overlaps the year during which he is entitled to Severance Compensation.

     PB shall not be entitled to any other amount or form of compensation from BH, except as expressly set forth in this Agreement.


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VIII. NON-COMPETITION

     Both PB and BH acknowledge that the unique qualities and characteristics and capabilities which PB has are a result of his extensive knowledge of the industry, the companies in the industry as customers, and the companies in the industry as providers of services. BH acknowledges that PB has 25 years of experience in the computer/telecoms industry and has developed numerous contacts, expertise, skills and extensive information, all which are valuable and useful to BH, and provides the basis for BH employing PB. BH understands that should PB's employment with BH terminate for any reason, in all likelihood, for PB to be a productive person, obtain appropriate work and earn appropriate compensation, such work would be in the industry of computer/data processing, including but not limited to the industry segment for data storage and backup. Therefore, as of the effective date of any termination,and for a period eighteen months, PB agrees not to take any action with the intent of causing any then-customer or supplier of BH to cease or diminish doing business with BH and to do business with any person or entity directly or indirectly associated with PB. In addition, for a period eighteen months, PB will not solicit or have contact with, directly or indirectly, any employee of BH with the intention of effecting a termination of employment with BH for any purpose.

     Subject to the foregoing, BH agrees that in the event of termination, PB may enter into employment or otherwise engage in business in the computer/telecoms industry, as had PB prior to employment by BH; without interference from BH.

     BH and PB agree that the period of time and other specifications set forth are reasonable in view of the nature of the business in which BH is engaged and proposes to engage and PB's position and knowledge of its business. However, if any of such periods or such area should be judged unreasonable in any proceedings, then such period of time shall be reduced by elimination of such portion thereof, or both, as are deemed unreasonable, so that this covenant may be enforced in such area and during such period of time as is adjudged to be reasonable.

IX.  INDEMNIFICATION

     Provided PB fulfills his obligations under this Agreement to BH, BH will hold PB harmless from any loss, liability, cost, damage or expense which PB may sustain, including reasonable attorneys' fees incurred by PB, as to any claims by a third party, relating to the proper performance of his duties for BH, under this


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Agreement. The foregoing shall not apply in the event any claims by a third party arise and PB has been or is discharged for "Cause" and such discharge for "Cause" is held, at any time, in arbitration or by a court of competent jurisdiction, to be in violation of this Agreement. The contractual indemnification provided for herein is in addition to and not in lieu of any other indemnification protection afforded to PB from BH as an employee, officer or director of BH.

X. SEVERABILITY

     If any of the provisions of this Agreement, or the application of any term or provision to any persons or circumstances is invalid or unenforceable to any extent, then the remainder of this Agreement or the application of the term or provision to persons or circumstances, other than those to which it is held invalid or unenforceable, shall not be affected thereby and each term or provision of this Agreement shall be valid and enforceable to the extent permitted by law and a commercially reasonable construction shall be given to the invalid or unenforceable part of this Agreement so as to most closely express the intent of the parties as embodied herein.

XI.  ASSIGNMENT AND SURVIVAL

     The rights and obligations of the parties created while this Agreement is in effect shall survive after the termination of this Agreement and shall inure to the benefit of and are binding upon the successors and assigns of each party.

     PB may not assign this Agreement or subcontract the work under this Agreement. BH may assign this Agreement upon written notice to PB.

XII. WAIVER OF BREACH

     The waiver by either party of any breach of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach. No course of dealing, course of performance or usage of trade nor any delay on the part of either party in exercising or enforcing their rights under this Agreement shall operate as a waiver of such rights.

XIII. ENTIRE AGREEMENT & MODIFICATION

     This Agreement contains the entire Agreement of the parties and supersedes all prior Agreements or understandings pertaining to the subject matter hereof, whether written or oral.

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     BH at its sole discretion may change any portion of this Agreement, including Attachment A, by providing 30 days prior written notice to the PB. Unless such written notice otherwise states a date for the change to occur, the change will become effective immediately on the 30th day after such notice is given. Any change of this Agreement initiated by BH and not voluntarily accepted by PB, shall be treated as a termination of PB for "Convenience" and without "Cause" by BH in accordance with the termination provisions of this Agreement.

     No other modification or amendment of this Agreement shall be effective unless in a written instrument, executed by the parties.

XIV. GOVERNING LAW AND FORUM

     Irrespective of the present or future residence of either of the parties hereto, this Agreement shall in all respects be governed by the laws of the State of New York, without giving effect to principles of conflicts of laws. Without diminishing the applicability of the arbitration provision hereof, BH and PB consent to the jurisdiction of any Federal or State court located in New York, New York, with respect to any claim or controversy arising in connection with this Agreement, and each waives any claim of inconvenient forum which such party may have in connection with such jurisdiction.

XV.  NOTICES

     Any notices or other communication required or permitted hereunder shall be sufficiently given when in writing and if given or sent: (i) in person, (ii) overnight delivery with written confirmation of delivery to the address designated below or (iii) facsimile transmission with an original mailed by first class U. S. Mail, postage prepaid, addressed to the address designated below:

Addresses:

        To BH:  Chairman of the Board, Box Hill Systems Corp.,
                161 Avenue of the Americas, New York, N.Y. 10013

        To PB:  15 Cornel Drive, Goldens Bridge, NY 10526


or in each case to such other address as shall have last been furnished by like notice. Each notice or communication shall be deemed to have been given as of the date so delivered or mailed or as the case may be; provided, however that any notice sent by

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facsimile shall be deemed to have been given as of the date sent by facsimile, if a copy of such notice is also mailed by first class mail on the date sent by facsimile, if the date of mailing is not the same as the date of sending by facsimile; then the date of mailing by first class mail shall be deemed to be the date upon which notice given.

XVI. SEPARATE COUNSEL

     PB acknowledges he has had the opportunity to retain and consult with separate counsel of his own selection acting on his behalf in connection with the negotiation, execution and consummation of this Agreement, and covenants that he, alone shall be liable and responsible for (and shall not look to BH in connection with) the fees and expenses of such separate counsel.

XVII. EFFECT

     The parties agree to execute any and all such further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate the express terms of this Agreement and the intents and purposes hereof.

XVIII. BINDING AGREEMENT

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors and permitted assigns.

XIX. COUNTERPARTS

     This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

XX.  NON-DISCLOSURE

     PB shall keep confidential and shall not disclose the contents of this Agreement, including, Attachment A to any other party, except to the extent that such disclosure is necessary to enforce the provisions hereof.

PB ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS HIS OBLIGATIONS UNDER THIS AGREEMENT.


BOX HILL SYSTEMS CORP.                          PHILIP BLACK

Signature:                                      Signature:

Benjamin Monderer, Chairman of the Board


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                                 ATTACHMENT A

                               COMPENSATION PLAN

                    PHILIP BLACK - CHIEF EXECUTIVE OFFICER

                                    ("CEO")

COMPENSATION

     Annual Salary

     $350,000.00 per calendar year paid in accordance with the regular pay practices of BH.

     Commissions and Bonus for Calendar Year 1999

     Commissions shall be paid at the rate of 0.20% of revenue for calendar year 1999. A quarterly bonus will be paid based on 1.12% of each quarter's pre-tax income. Net revenue and net pre-tax profits of BH are computed in accordance with generally accepted accounting principles, consistently applied, for tax purposes, excluding Officers' bonuses but including Officers' base salary, including that of PB. Such bonus or payment thereof to PB as to net revenue or net profits of PB is to be determined solely by the accountants of BH. In the event PB disagrees with such determination, PB will notify BH within 15 days after receipt of notification from BH of such determination of the accountants for BH. All commissions and bonuses will be calculated based upon generally accepted accounting principles consistently applied and shall be conclusive absent fraud or manifest error. Commissions and bonus are to be paid pursuant to the terms of the Agreement and the regular pay practices of BH.

     However, if Box Hill engages in any mergers and/or acquisitions during 1999 which alter the revenues and/or profit goals of Box Hill, the commission package set forth above will be subject to re-negotiation with the intention of offering PB a package that is of equal or greater value to him taking into consideration the financial impact of any such merger and/or acquisitions.

     Compensation for Years after 1999

     For each year subsequent to 1999 that PB remains employed under this agreement, BH shall offer PB a package with potential, "on plan" total compensation (salary plus incentive compensation) of at least


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$718,000.00

     Other Expenses

     An expense reimbursement account will be maintained by BH for PB, pursuant to which, PB shall be reimbursed by BH, for all reasonable and customary out of pocket expenses (including expenses for cellular telephone and beeper service, actually incurred by PB, on behalf of BH, solely in the conduct of BH's business, based upon full and complete itemized vouchers, submitted promptly by PB in accordance with BH's policies and procedures.

     Fringe Benefits

     PB shall be entitled to those fringe benefits such as medical and dental benefits, which are provided to all BH full time employees, as may be established and changed from time to time by BH and as are established by the employee benefits handbook published by BH. Holidays, sick days and personal days applicable to PB shall be in accordance with the employee benefits handbook published by BH. PB shall be entitled to paid vacation of 4 weeks for 1999 and 4 weeks in each calendar year thereafter. Vacation time will accrue in accordance with the employee benefits handbook published by BH.

     Death

     Upon the occurrence of the death of PB, this Agreement shall be terminated and shall be deemed terminated, as if PB had terminated for "Convenience" 90 days from the date of death. Compensation, which shall include base salary and commissions as set forth in the Agreement, will be payable to the effective date of termination pursuant to the terms of the Agreement.

     Disability

     For purposes of this Agreement, the term "Disability" shall mean the failure or inability of PB for reasons of health, to perform his usual and customary duties on behalf of the BH in the usual and customary manner for a total of more than 90 consecutive business days (excluding Saturdays, Sundays and Holidays, as



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specified below) out of any consecutive period of 365 days, including Saturdays,
Sundays and Holidays. The term "Holidays" shall include New Year's Day, President's Birthday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and any other weekday on which Federal and/or State banks are closed in the State of New York. In such event, Disability shall be deemed to have occurred on the 90th such business day that PB shall fail or be unable to perform his usual and customary duties on behalf of the BH in the usual and customary manner. Until the date upon which Disability shall have occurred, PB's compensation and status as an employee under this Agreement shall continue. If the parties are unable to agree with respect to any question with respect to Disability, including, but not limited to, the following: (i) whether PB is Disabled, (ii) the date upon which the Disability of PB commenced or (iii) the date upon which either the Disability of PB terminated or the Disability occurred, then such dispute shall be determined by arbitration in accordance with this Agreement.

     Upon an occurrence of Disability, this Agreement shall be terminated and shall be deemed terminated, as if PB had terminated for "Convenience". Following an occurrence of Disability, PB shall be entitled, on a one time basis, to 60% of the base salary and commissions that he earned during the 12-month period immediately prior to the occurrence of such Disability. Such amounts shall be paid over a 12-month period in accordance the regular pay practices of BH.

BOX HILL SYSTEMS CORP.                           PHILIP BLACK

Signature:                                       Signature:

Name:  Benjamin Monderer, Chairman of the Board


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